EXHIBIT 99.a5h


WAIVER OF SPECIFIED PREMIUM RIDER (WSP)

This rider is a part of the base policy whose number is shown below. If not shown below, the Rider Data is shown on the Policy Data Page.

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RIDER DATA

BASE POLICY NUMBER
RIDER ISSUE DATE
RIDER EXPIRY DATE

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DEFINITIONS

THE INSURED

The person insured under the base policy.

YOU, YOUR

The current owner of the base policy.

WE, US, OUR

ReliaStar Life Insurance Company at our Home Office in Minneapolis, Minnesota.

WRITTEN, IN WRITING

A written request or notice, signed and dated, and received at our Home Office. The form and content of the request or notice must be acceptable to us.

AGE 5, AGE 60, OR AGE 65

The policy anniversary on or next following the insured's 5th, 60th, or 65th birthday.

MAXIMUM WSP AGE

Maximum Waiver of Specified Premium Age as shown on the Policy Data Page.

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TOTAL DISABILITY

During the first 24 months of the insured's disability, we consider the insured totally disabled if the insured is unable to work at his or her regular occupation.

After the first 24 months of the insured's disability, we consider the insured totally disabled if the insured is unable to work at any job suited to his or her education, training, and experience.

We also consider the insured totally disabled if the insured has a Specific Loss. Specific Loss means the total and permanent loss of any of the following:

1.
The sight in both eyes;

2.
The use of both hands;

3.
The use of both feet; or

4.
The use of one hand and one foot.

In any case, the insured must be totally disabled due to sickness or injury.


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[LOGO] RELIASTAR

RELIASTAR LIFE INSURANCE COMPANY

Box 20
Minneapolis
Minnesota 55440


Executed at our Home Office

John H. Flittie           President

/s/ John H. Flittie
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Susan M. Bergen           Secretary

/s/ Susan M. Bergen
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BENEFITS

If the insured is totally disabled, this rider provides a monthly benefit. The monthly benefit is that we credit your base policy with the following premium amount:

1.
If the insured's age is less than the Maximum WSP Age, as shown on the Policy Data Page, we credit the greater of a or b, where:

a.
Is the Monthly Specified Premium, as shown on the Policy Data Page; and

b.
Is the sum of i, plus ii, plus iii, (i + ii + iii), where:

i.
Is the Monthly Deduction of the base policy, excluding any mortality and expense risk charges and the cost of any rider benefits;

ii.
Is the cost of insurance for the Waiver of Specified Premium Rider; and

iii.
Is any base policy premium expense charges associated with i and ii.

2.
If the insured's age is equal to or greater than the Maximum WSP Age, as shown on the Policy Data Page, we credit the sum of a, plus b, plus c, (a + b + c), where:

a.
Is the Monthly Deduction of the base policy, excluding any mortality and expense risk charges and the cost of any rider benefits;

b.
Is the cost of insurance for the Waiver of Specified Premium Rider; and

c.
Is any base policy premium expense charges associated with a and b.

If the insured is totally disabled at or after Age 5 and before Age 60, the monthly benefit is payable until the base policy ends or is changed to paid-up insurance. If the insured becomes totally disabled at or after Age 60 but before Age 65, the monthly benefit is payable to Age 65 or for 2 years, whichever is longer. No benefits will be paid if the insured is not totally disabled.

We will not provide benefits for total disability that starts before Age 5, after Age 65, or while this rider is not in force.

Any benefit payment which would cause this policy to fail to qualify as life insurance under applicable tax laws, as interpreted by us, will be paid to the Owner.

Before we will provide the benefits of this rider, the following must be true:

1.
The base policy must be in force;

2.
This rider must be in force;

3.
The insured must be totally disabled; and

4.
1, 2, and 3 must be continuously true for 6 months.

If the base policy enters the grace period during this 6-month period, you must pay the required premium to keep the policy in force. If we approve your claim, we will provide monthly benefits beginning on the first monthly anniversary after the date we approve your claim. Upon approval of your claim, we will also provide monthly benefits for the period after the date your disability began and up to the date we approved your claim.

If this rider and the base policy lapse during the first 6 months of total disability because a premium large enough to cover a Monthly Deduction was not paid within the grace period, you may still be eligible for this rider's benefits if:

1.
We receive written notice of claim within 1 year of the date of lapse;

2.
The total disability for which claim is made began before the date of lapse; and

3.
All other terms of this rider are met.

When the insured is no longer totally disabled, we stop providing the benefits. If the insured becomes totally disabled again, we consider it a new period of total disability. The terms of this rider apply to the new period separately from any earlier period.

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COST OF INSURANCE

The cost of insurance for this rider, and the cost of insurance for the base policy, are determined separately, on a monthly basis. The cost of insurance for this rider is 1 multiplied by 2; that is, 1 x 2, where:

1.
Is the Waiver of Specified Premium Rate as described below; and

2.
Is the Monthly Specified Premium shown on the Policy Data Page.

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WAIVER OF SPECIFIED PREMIUM RATES

The Waiver of Specified Premium Rate is based on the insured's sex, attained age, and premium class for this rider as shown on the Policy Data Page. Attained age means age last birthday on the prior anniversary. The Waiver of Specified Premium Rates are shown on the Policy Data Page. For those in a rated waiver premium class, the Waiver of Specified Premium Rates are calculated by multiplying the Waiver of Specified Premium Rates shown on the Policy Data Page by the Waiver Premium Class Rating Factor shown on the Policy Data Page.

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NOTICE OF CLAIM

We require written notice of claim before we will provide any future benefits.

We must receive this notice:

1.
While the insured is living;

2.
While the insured is totally disabled; and

3.
Within 1 year of the date that total disability starts. If you cannot give us notice within 1 year, your claim may still be valid if you show us that you gave us notice as soon as you could.

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PHYSICAL EXAMS

We may require written proof of the insured's total disability before we will provide any benefits. This proof may include physical exams by doctors we choose. However, for each period of total disability, we can only require one exam a year after we have provided the benefits for 2 consecutive years. We cannot require any exam after the insured's Age 65. We will stop providing the benefits if you do not give us the proof we ask for.

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FACE AMOUNT CHANGES

The Monthly Specified Premium after any Face Amount increase must be increased, if necessary, to be greater than or equal to the Minimum Monthly Premium for the policy as shown on the Policy Data Page.

The Monthly Specified Premium after any Face Amount decrease must be reduced, if necessary, to be less than or equal to 1/12th of the Guideline Level Premium for the policy as defined in Section 7702 of the Internal Revenue Code. You may not make any other Monthly Specified Premium changes.

While we are providing benefits under this rider, you are limited to making increases in the Face Amount of the base policy under the terms of a future purchase option rider if one is attached to the base policy. You may not make any other Face Amount increases while we are providing the benefits.

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BENEFITS NOT PROVIDED

This rider does not cover total disability which was the result of any of the following:

1.
Intentional, self-inflicted injury while sane or insane; or

2.
Bodily injury occurring or sickness first manifesting itself before this rider is in force, unless it is disclosed on the application.


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TERMINATION

This rider ends at the earliest of the following:

1.
When the base policy becomes in force as paid-up insurance.

2.
When the base policy is surrendered or ends.

3.
At the death of the insured.

4.
If you ask us in writing to end this rider. In this case, we may ask that you return the policy and this rider so that we can endorse them. This rider will end on the first Monthly Anniversary Date after we receive your written request to end this rider.

5.
When the insured reaches Age 65 if we are not providing benefits due to the disability of the insured.

6.
When the monthly benefit for this rider ends if we are providing monthly benefits under this rider after Age 65.

After this rider ends, we are not liable for its benefits, even if we deduct the cost of insurance for this rider after it ends. We will add to the accumulation value any cost of insurance we have deducted for this rider after it ends.

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REINSTATEMENT

If this rider and the base policy lapse, you can reinstate this rider if:

1.
This rider was in effect when the base policy lapsed;

2.
This rider would otherwise not have expired during the time it was lapsed; and

3.
You reinstate the base policy.

To reinstate this rider you must do both of the following:

1.
Give us proof of insurability for the insured; and

2.
Pay a premium large enough to keep the policy and this rider in force for at least 6 months.

The base policy may be reinstated without this rider, in which case proof and payment for this rider are not needed.

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GENERAL PROVISIONS

All base policy provisions apply to this rider, unless changed by this rider. The Incontestability Provision of the base policy applies to this rider from the Rider Issue Date.


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